Exhibit 99.1
Shareholder News

November 13, 2006
Dear Shareholder:
In February of this year, the Board of Directors hired the investment banking firm of Stifel, Nicolaus & Company, Incorporated to help it review WVT’s strategic options. During this review the Board analyzed, among other things, acquisitions by the Company, the sale of all or part of the Company’s business and the continued improvement of the Company’s operations.
As a result of this extensive review, the Board of Directors has decided that the Company should remain independent. We will concentrate on our ongoing efforts to strengthen our marketing and sales capacities, further develop our technological capabilities and further reduce our costs. We believe WVT has made significant progress in controlling its costs by automating its accounting and operating systems, conducting staff downsizing and migrating to the feature-rich next generation switching platforms.
In 2007, our efforts will be directed toward developing new markets and increasing our operating revenue. This will require even greater commitment to our customers and enhancement of our relationship with them. At the same time, we will focus on increasing efficiency, aggressively taking advantage of new opportunities, and reducing the time it takes to get our products and services to market. We will seek to take advantage of new opportunities while meeting the expectations of our customers and shareholders.

While undertaking the enhancements just described, WVT will continue to monitor its performance, its competition and its markets; it retains the option of making an acquisition or selling all or part of its business.
The Board of Directors has declared a special dividend of $1.00 per share to holders of Common Shares, in addition to the regular fourth quarter dividend of $0.20 per share. The Board has also declared the regular dividend of $1.25 per share to the holders of Preferred Shares. The record date for the regular and special dividends on the Common and the Preferred Shares will be December 20, 2006, and all the dividends will be paid on December 31, 2006.
The Board of Directors and the entire staff at WVT wish you a happy and healthy holiday season.
Very truly yours,

/s/ Herbert Gareiss, Jr.

Herbert Gareiss, Jr.
President and Chief Executive Officer